Exhibit 16.1

January 21, 2009

Office of the Chief Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561

RE: Houston American Energy Corp-SEC FILE No. 1-32955

Dear Sir or Madam:

We are the former independent auditors for Houston American Energy Corp (the “Company”). We have read the Company’s current report on Form 8-K dated January 16, 2009 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com | 2925 Briarpark Drive, Suite 930 | Houston, TX 77042 | 0. 713.343.4200 | f. 713.2661815
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